PRESS RELEASE

Plantronics Reports Fourth Quarter and Fiscal Year 2007 Results

Strong Quarterly Cash Flow from Operations, Office Wireless Grew 28% compared with Q4 FY06

FOR INFORMATION, CONTACT: Greg Klaben Vice President, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE May 1, 2007

SANTA CRUZ, CA – May 1, 2007 - Plantronics, Inc., (NYSE: PLT) today announced fourth quarter net revenues of $194.7 million compared with $206.7 million in the fourth quarter of fiscal 2006.  Revenues were at the midpoint of previously provided guidance of $190 to $200 million.  Plantronics' GAAP diluted earnings per share were $0.21 for the fourth quarter compared with $0.43 in the fourth quarter of fiscal 2006.  Non-GAAP diluted earnings per share were $0.28 and exceeded the range of guidance the Company provided on January 22, 2007 which was $0.22 to $0.27.  The difference between GAAP and non-GAAP earnings per share is primarily the cost of equity-based compensation.

Net revenues for the fiscal year ended March 2007 were $800.2 million, an increase of 7% compared with $750.4 million for the fiscal year ended March 2006.  GAAP diluted earnings per share were $1.04 for the fiscal year ended March 2007 compared with $1.66 in the prior fiscal year.  Non-GAAP diluted earnings per share were $1.26 for the fiscal year ended March 2007 compared with $1.66 in the prior fiscal year.

“We are entering fiscal 2008 in a stronger strategic position than we entered fiscal 2007.  We have a rich product portfolio slated to launch this year.  Our marketing programs appear to be working as evidenced by the resumed growth in our office wireless products which grew 28% compared to Q4 last year.  Additionally, our Bluetooth products for mobile are being well received given our growth of over 60% in fiscal 2007 compared to the prior fiscal year,” stated Ken Kannappan, President & CEO of Plantronics.

“We are also well positioned for the convergence of voice and music.  Altec is not performing well financially which is primarily the result of a current product portfolio that isn’t sufficiently competitive. However, we are confident in our ability to improve the Altec portfolio and ultimately be very competitive.”

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Audio Communications Group (ACG) Non-GAAP Results
(Office & Contact Center, Mobile, Computer, Clarity)

Fourth quarter net revenues of $173.2 million were up 2.5% compared with $169 million in the year ago quarter.  Revenue growth compared to the year ago quarter was driven by demand for wireless headsets, both for office applications and for mobile Bluetooth devices.  Our OCC corded business was essentially flat compared to the fourth quarter a year ago. This growth was partially offset by declines in sales of corded mobile, computer and Clarity products.

Office wireless products were up 28% compared to the fourth quarter a year ago and 16% sequentially.  After several quarters of relatively flat sequential results, growth resumed in Q3 and continued in Q4, bringing the fiscal year growth in this important category to 36% compared to fiscal 2006.

Gross margin in Q4 FY07 was 45.1% compared with 43.1% in the year ago quarter.  Among the factors driving gross margin higher from Q4 FY06 were the positive impact of cost reduction on our Bluetooth mobile and office wireless products, and our improved product portfolio in Bluetooth mobile.  Operating margin in Q4 FY07 was 14.5% compared with 14.3% in the year ago quarter due to the higher gross margin.  The increase in gross margin was partially offset by higher sales and marketing expenses.

Audio Entertainment Group (AEG) Non-GAAP Results
(Altec Lansing)

Fourth quarter net revenues of $21.5 million were down 43% from $37.8 million in the year ago quarter.  Our product portfolio has not been sufficiently competitive which has resulted in lost market share and profitability.  This is the key factor affecting revenue as well as gross margin.  While some new products, such as the iM600, have begun shipping and are being well received, the portfolio as a whole needs to be substantially refreshed.  The portable product line has faced the most severe competition and declined the most, while the powered line has held up reasonably well from a revenue standpoint.

Gross margin in Q4 FY07 was -5.4% compared with 32.6% in the year ago quarter.  Cost reductions over the year have been very limited while net realizable prices for AEG products have continued to decline.  These factors account for approximately 24 points of the decline in gross margin.  With lower volumes, fixed costs are a higher percent of revenue and account for approximately 8 points of the decline.  Provision for excess and obsolete inventory, while not substantially higher than in the fourth quarter a year ago in dollars, amounted to 3 points of the decline given the lower revenue base on which it was recorded.  In the fourth quarter of fiscal 2007, we also classified within Cost of Goods sold certain expenses that were classified as G&A expenses in the year ago quarter to conform to the ACG presentation.  While the dollar cost of these G&A expenses was approximately $400k, it resulted in 2 points of decline compared to the year ago quarter.

Non-GAAP operating loss was $10.5 million in the quarter compared to operating income of $1.7 million in the same quarter of the prior year.  The non-GAAP measure excludes the impact of stock option expense of $0.3 million.

Sequentially, net revenues declined from $38.9 million to $21.5 million, which was larger than the seasonal impact previously expected.  The lower volume contributed to the decline in gross margin.  For example, fixed costs were flat sequentially but as a percent of revenue were up approximately 8 points sequentially.  The reclassification of certain G&A expenses mentioned above contributed to a 2 point sequential decline.  Product mix was less favorable and net realized prices slipped further, more than offsetting the benefit of no maker’s claims in Q4.  The above factors were the primary reasons for the sequential decline in non-GAAP gross margin.

We have a multi-year plan to refresh and expand our Altec Lansing branded products, expand distribution and implement operational improvements to increase revenue and return to profitability.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Business Outlook

The following statements are based on current expectations.  Many of these statements are forward-looking, and actual results may differ materially.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.  Our business is inherently difficult to forecast and there can be no assurance that the incoming orders we expect to receive over the balance of the quarter will materialize.

Subject to the foregoing, we are currently expecting the following financial results for the first quarter of fiscal 2008:

•	Net revenues for the first quarter of fiscal 2008 to be in the range of $205 - $210 million;

•	Non-GAAP consolidated tax rate to be in the range of 24-25%;

•	The EPS cost of equity compensation pursuant to FAS 123(R) to be approximately $0.06;

•	Non-GAAP earnings per share for the first quarter of fiscal 2008 to be in the range of $0.26 - $0.29; and

•	GAAP earnings per share of approximately $0.20 to $0.23.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Longer-term Business Model

During fiscal 2007, the Company achieved a non-GAAP operating margin of 9.1% compared with an operating margin target range of 15-20%.  The target non-GAAP operating margin range for ACG is 18-20% and for AEG is 5-10%.  In FY08, we expect to improve operating margin in ACG above the 14.6% achieved in FY07 but not reach the target range.  In AEG, for the first half of fiscal 2008, we expect to incur losses of similar magnitude to that of the fourth quarter just ended, with smaller losses in the second half of fiscal 2008.  While we continue to believe that the right long-term target model is 5-10% for consumer audio businesses such as AEG, we do not expect to be within that range for FY09. We are aiming to achieve that range for the second half of FY09 on the anticipated strength of products planned for that selling window.  By FY10, we currently believe we can get within the target range for the fiscal year taken as a whole.

The key drivers for the Company to achieve the longer-term business model include volume growth particularly as it relates to AEG, improved product margins, higher utilization of our manufacturing facilities, lower transformation costs, effective supply chain re-engineering and the utilization of common product platforms.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets.  Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its first quarter fiscal year 2008 results or by other public disclosure.  Any statements by persons outside Plantronics speculating on the progress of the first quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors.  The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results

Plantronics has scheduled a conference call to discuss the contents of this release.  The conference call will take place today, Tuesday, May 1 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call."  Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6178075 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Use of Non-GAAP Financial Information

We are reporting GAAP versus non-GAAP for equity-based compensation expense for the fourth quarter and year-to-date, and to isolate the earnings per share impact of an impairment charge relating to certain acquired intangible assets (Q4 FY07) and a non-recurring real estate transaction (completed in Q1 FY07) in fourth quarter and year-to-date results.  In the fourth quarter, the difference between GAAP and non-GAAP earnings per share is the after-tax cost of equity-based compensation which was approximately $2.8 million or $0.06 per share and an impairment charge of approximately $500,000 after-tax or $0.01 per share relating to certain intangible assets recorded in connection with the acquisition of Octiv in fiscal 2006.

We believe this is appropriate to enhance an overall understanding of our comparative financial performance and our prospects for the future.

We also believe that our estimates of expense and the earnings per share impact from equity compensation pursuant to FAS 123(R) are subject to a number of risks and uncertainties which we had not faced prior to the first fiscal quarter of 2007, including our estimates of the forfeiture rate, the impact on diluted shares outstanding pursuant to the Treasury Stock method, and the tax rate which will apply to the pre-tax expense.  Therefore, we are also estimating earnings per share for the first quarter of fiscal 2008 on a GAAP and non-GAAP basis.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include our prospects for growth and the resumption of a long term trend toward wireless in the office, estimates of net revenues, margins, operating expenses, tax rate and earnings for the first quarter of fiscal 2008 and our belief that AEG will make financial progress on the strength of a product refresh cycle by December with a goal of approaching the range of their target operating model in the second half of fiscal 2009.  These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict;
•
We have significant intangible assets and goodwill recorded on our balance sheet.  If the carrying value of our intangible assets and goodwill is not recoverable, an impairment loss must be recognized which would adversely affect our financial results.  We have completed our preliminary review of the intangible assets and goodwill remaining on our books from the Altec Lansing acquisition, and based on that preliminary review, do not believe these balances are impaired.  However, if our assessment of our prospects for FY08, the recovery plan and the long-term business model were to change in a negative direction, we may need to recognize an impairment loss;

•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
•	Product mix is difficult to estimate and standard margin varies considerably by product;
•
Failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts to meet demand without having excess inventory or incurring cancellation charges;

•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;
•	A softening of the level of market demand for our products;
•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
•	Fluctuations in foreign exchange rates;
•
Class action lawsuits are being brought against us and other Bluetooth headset manufacturers claiming “noise induced hearing loss”.  While we believe these suits are without merit, the costs to defend against them could be high and the results of litigation are not predictable in any event;

•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used;
•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed June 5, 2006, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation for Plantronics, Inc.
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliations by Segment
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2006	2007	2006	2007

Net revenues	$206,748	$194,716	$750,394	$800,154
Cost of revenues	121,671	118,446	424,140	490,539
Impairment of intangible asset	-	800	-	800
Gross profit	85,077	75,470	326,254	308,815
Gross profit %	41.2%	38.8%	43.5%	38.6%

Research, development and engineering	16,930	18,462	62,798	71,895
Selling, general and administrative	42,249	47,524	153,094	182,108
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	59,179	65,986	215,892	251,366
Operating income	25,898	9,484	110,362	57,449
Operating income %	12.5%	4.9%	14.7%	7.2%

Interest and other income (expense), net	1,525	1,344	2,192	4,089
Income before income taxes	27,423	10,828	112,554	61,538
Income tax expense	6,719	691	31,404	11,395
Net income	$20,704	$10,137	$81,150	$50,143

% of net revenues	10.0%	5.2%	10.8%	6.3%

Diluted earnings per common share	$0.43	$0.21	$1.66	$1.04
Shares used in diluted per share calculations	48,637	48,218	48,788	48,020

Tax rate	24.5%	6.4%	27.9%	18.5%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	March 31,
	2006	2007
ASSETS
Cash and cash equivalents	$68,703	$94,131
Short-term investments	8,029	9,234
Total cash, cash equivalents, and
short-term investments	76,732	103,365
Accounts receivable, net	118,008	113,758
Inventory	105,882	126,605
Deferred income taxes	12,409	12,659
Other current assets	15,318	18,474
Total current assets	328,349	374,861
Property, plant and equipment, net	93,874	97,259
Intangibles, net	109,208	100,120
Goodwill	75,077	72,825
Other assets	5,741	6,239
	$612,249	$651,304
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$22,043	$-
Accounts payable	48,574	49,956
Accrued liabilities	43,081	54,025
Income taxes payable	13,231	12,476
Total current liabilities	126,929	116,457
Deferred tax liability	48,246	37,344
Long-term liability	1,453	696
Total liabilities	176,628	154,497
Stockholders' equity	435,621	496,807
	$612,249	$651,304

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2006	2007	2006	2007

Net revenues	$168,997	$173,233	$629,725	$676,514
Cost of revenues	96,220	95,789	340,437	380,234
Impairment of intangible asset	-	800	-	800
Gross profit	72,777	76,644	289,288	295,480
Gross profit %	43.1%	44.2%	45.9%	43.7%

Research, development and engineering	14,697	15,886	56,570	61,583
Selling, general and administrative	33,898	40,517	132,867	151,857
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	48,595	56,403	189,437	210,803
Operating income	$24,182	$20,241	$99,851	$84,677
Operating income %	14.3%	11.7%	15.9%	12.5%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2006	2007	2006	2007

Net sales	$37,751	$21,483	$120,669	$123,640
Cost of revenues	25,451	22,657	83,703	110,305
Gross profit (loss)	12,300	(1,174)	36,966	13,335
Gross profit (loss) %	32.6%	-5.5%	30.6%	10.8%

Research, development and engineering	2,233	2,576	6,228	10,312
Selling, general and administrative	8,351	7,007	20,227	30,251
Total operating expenses	10,584	9,583	26,455	40,563
Operating income (loss)	$1,716	$(10,757)	$10,511	$(27,228)
Operating income (loss) %	4.5%	-50.1%	8.7%	-22.0%

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
	March 31, 2007			March 31, 2007
	GAAP	Excluded (1), (2)	Non-GAAP	GAAP	Excluded (1), (2), (3)	Non-GAAP

Net revenues	$194,716	$-	$194,716	$800,154	$-	$800,154
Cost of revenues	118,446	(708)	117,738	490,539	(2,908)	487,631
Impairment of intangible asset	800	(800)	-	800	(800)	-
Gross profit	75,470	1,508	76,978	308,815	3,708	312,523
Gross profit %	38.8%		39.5%	38.6%		39.1%

Research, development and engineering	18,462	(992)	17,470	71,895	(3,835)	68,060
Selling, general and administrative	47,524	(2,613)	44,911	182,108	(10,176)	171,932
Gain on sale of land	-	-	-	(2,637)	2,637	-
Total operating expenses	65,986	(3,605)	62,381	251,366	(11,374)	239,992
Operating income	9,484	5,113	14,597	57,449	15,082	72,531
Operating income %	4.9%		7.5%	7.2%		9.1%

Interest and other income (expense), net	1,344	-	1,344	4,089	-	4,089
Income before income taxes	10,828	5,113	15,941	61,538	15,082	76,620
Income tax expense	691	1,816	2,507	11,395	4,901	16,296
Net income	$10,137	$3,297	$13,434	$50,143	$10,181	$60,324

% of net revenues	5.2%		6.9%	6.3%		7.5%

Diluted earnings per common share	$0.21	$0.07	$0.28	$1.04	$0.21	$1.26
Shares used in diluted per share calculations	48,218	48,218	48,218	48,020	48,020	48,020

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
	March 31, 2007			March 31, 2007
	GAAP	Excluded (1), (2)	Non-GAAP	GAAP	Excluded (1), (2), (3)	Non-GAAP

Net revenues	$173,233	$-	$173,233	$676,514	$-	$676,514
Cost of revenues	95,789	(689)	95,100	380,234	(2,856)	377,378
Impairment of intangible asset	800	(800)	-	800	(800)	-
Gross profit	76,644	1,489	78,133	295,480	3,656	299,136
Gross profit %	44.2%		45.1%	43.7%		44.2%

Research, development and engineering	15,886	(959)	14,927	61,583	(3,735)	57,848
Selling, general and administrative	40,517	(2,398)	38,119	151,857	(9,500)	142,357
Gain on sale of land	-			(2,637)	2,637	-
Total operating expenses	56,403	(3,357)	53,046	210,803	(10,598)	200,205
Operating income	$20,241	$4,846	$25,087	$84,677	$14,254	$98,931
Operating income %	11.7%		14.5%	12.5%		14.6%

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
	March 31, 2007			March 31, 2007
	GAAP	Excluded (1)	Non-GAAP	GAAP	Excluded (1)	Non-GAAP

Net revenues	$21,483	$-	$21,483	$123,640	$-	$123,640
Cost of revenues	22,657	(19)	22,638	110,305	(52)	110,253
Gross profit (loss)	(1,174)	19	(1,155)	13,335	52	13,387
Gross profit (loss) %	-5.5%		-5.4%	10.8%		10.8%

Research, development and engineering	2,576	(33)	2,543	10,312	(100)	10,212
Selling, general and administrative	7,007	(215)	6,792	30,251	(676)	29,575
Total operating expenses	9,583	(248)	9,335	40,563	(776)	39,787
Operating income (loss)	$(10,757)	$267	$(10,490)	$(27,228)	$828	$(26,400)
Operating income (loss) %	-50.1%		-48.8%	-22.0%		-21.4%

(1) Excludes stock-based compensation.
(2) Excludes impairment of intangible asset.
(3) Excludes gain on sale of land.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude the impact of all stock-based compensation charges under FAS 123R, the gain on sale of land and impairment of intangible assets, which Plantronics considers non-recurring transactions. At the segment level, we have presented non-GAAP statements that only show our results to the operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data

	Q106	Q206 (1)	Q306 (1)	Q406 (1)	FY06 (1)	Q107 (1), (2), (3)	Q207 (1), (2), (3)	Q307 (1), (2), (3)	Q407 (1), (2)	FY07 (1), (2)
Net revenues	$148,909	$172,225	$222,512	$206,748	$750,394	$195,069	$194,934	$215,435	$194,716	$800,154
Cost of revenues	75,760	98,223	128,486	121,671	424,140	118,681	117,357	133,855	117,738	487,631
Gross profit	73,149	74,002	94,026	85,077	326,254	76,388	77,577	81,580	76,978	312,523
Gross profit %	49.1%	43.0%	42.3%	41.2%	43.5%	39.2%	39.8%	37.9%	39.5%	39.1%

Research, development and engineering	13,766	16,122	15,980	16,930	62,798	17,633	16,055	16,902	17,470	68,060
Selling, general and administrative	29,892	37,823	43,130	42,249	153,094	41,832	41,570	43,619	44,911	171,932
Operating expenses	43,658	53,945	59,110	59,179	215,892	59,465	57,625	60,521	62,381	239,992

Operating income	29,491	20,057	34,916	25,898	110,362	16,923	19,952	21,059	14,597	72,531
Operating income %	19.8%	11.6%	15.7%	12.5%	14.7%	8.7%	10.2%	9.8%	7.5%	9.1%

Income before income taxes	29,723	21,088	34,320	27,423	112,554	17,908	20,219	22,552	15,941	76,620
Income tax expense	8,025	7,381	9,279	6,719	31,404	4,261	5,049	4,479	2,507	16,296
Income tax expense as a percent
of income before taxes	27.0%	35.0%	27.0%	24.5%	27.9%	23.8%	25.0%	19.9%	15.7%	21.3%

Net income	21,698	13,707	25,041	20,704	81,150	13,647	15,170	18,073	13,434	60,324
Diluted shares outstanding	49,335	49,007	48,165	48,637	48,788	48,268	47,626	47,922	48,218	48,020
EPS	$0.44	$0.28	$0.52	$0.43	$1.66	$0.28	$0.32	$0.38	$0.28	$1.26

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	105,425	107,475	114,290	119,334	446,524	114,267	115,813	118,280	126,964	475,324
Mobile	26,868	26,682	29,973	35,810	119,333	35,806	33,199	43,080	34,774	146,859
Gaming and Computer	9,344	8,906	9,419	7,987	35,656	7,289	7,727	8,364	6,782	30,162
Other specialty products	7,272	7,237	7,837	5,866	28,212	6,375	6,294	6,787	4,713	24,169
Audio Entertainment Group	-	21,925	60,993	37,751	120,669	31,332	31,900	38,924	21,483	123,640

Net revenues by geographic area
from unaffiliated customers:
Domestic	96,685	113,431	139,033	136,253	485,402	126,900	122,782	126,178	115,846	491,706
International	52,224	58,794	83,479	70,495	264,992	68,169	72,152	89,257	78,870	308,448

Balance Sheet accounts and metrics:
Accounts receivable, net	88,576	115,078	126,169	118,008	118,008	121,702	118,646	131,735	103,365	103,365
Days sales outstanding	54	60	51	51		56	55	55	53
Inventory, net	56,441	99,167	106,573	105,882	105,882	135,979	139,426	134,263	113,758	113,758
Inventory turns	5.4	4.0	4.8	4.6		3.5	3.4	4.0	3.8

(1) Includes Altec Lansing since the acquisition on August 18, 2005.
(2) Non-GAAP.
(3) Certain reclassifications have been made to prior period reported amounts to conform to the current period presentation.